Exhibit 10.36

COMMERCIAL LEASE ADDENDUM #1

This is addendum to the Commercial Lease Agreement signed on February 1, 2018 by E & E Plaza LLC ("Lessor") and Fulgent Therapeutics LLC ("Lessee"). This document modifies the Commercial Lease Agreement as described below.

1. The Lessor agrees to extend this lease for Two (2) Years, starting on February 1, 2021  and expiring on January 31, 2023.

2. For this two year extension, the Monthly rent shall be adjusted from $22,375.75 to  $23,585.00 per month.

3. Lessee remains to be the only occupant of this building. The Lessor will only be  responsible for the Property Taxes, Building Insurance, and the Roof of this building. The Lessee is responsible for all of the utilities, upkeep, and maintenance of this building, starting on February 1, 2021.

4. All other terms of the existing lease will remain in full affect.

Lessee: Fulgent Therapeutics, LLC	Lessor: E & E Plaza LLC
By: /s/ Jian Xie	By: /s/ Marlene Xu
Lessee: COO	Title: MG